CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 9, 2005, relating to the financial statements and financial highlights, which appear in the December 31, 2004 Annual Reports to the Shareholders of Franklin Templeton Fund Allocator Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.




PricewaterhouseCoopers LLP
San Francisco, California
February 23, 2005